Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS ENTERS INTO CREDIT AGREEMENT AMENDMENTS

WITH LENDERS AND PROVIDES FINANCIAL FILINGS UPDATE

Santa Ana, CA — May 16, 2008 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect” or “the Company”), which manages the medical care of approximately 240,000 HMO enrollees and operates four community hospitals in southern California, today announced that it has obtained covenant waivers and other credit agreement amendments (“the amendments”) from all participating lenders in its $155 million senior secured credit facility.  Prospect entered into this facility in connection with the August 2007 acquisition of Alta Hospitals System, LLC (“Alta”).  A Form 8-K to be filed by Prospect will provide additional details about the amendments.

Prospect has substantially completed the work necessary to file its Form 10-K for the fiscal year ended September 30, 2007 and Form 10-Q for the quarter ended December 31, 2007.  However, as previously disclosed, these filings have been delayed pending the completion of discussions between the Company and its lenders with respect to the amendments.  With the signing of these amendments, Prospect can now complete the process of filing the above referenced Form 10-K and 10-Q reports. Prospect continues to expect to file its fiscal 2007 Form 10-K by the end of May 2008, and its first and second quarter 2008 Form 10-Q filings shortly thereafter, with full completion of all filings on or before June 16, 2008.

As detailed in previous announcements, following the filings, as outlined above, and the meeting of certain other terms and conditions, Prospect believes it will be compliant with the continued listing requirements of the AMEX and will qualify for its common stock to resume trading.

ABOUT THE COMPANY

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of over 9,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 28, 2006 and its Form 10-Q filed on August 20, 2007, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, the debt incurred by Prospect in connection with those acquisitions, and the ability of the Company to regain compliance with the AMEX’s continued listing requirements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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